Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in:

•Registration Statement No. 333-276222 on Form S-8 dated December 22, 2023, pertaining to the registration of 270,000 additional shares under The Andersons, Inc. Amended and Restated 2004 Employee Share Purchase Plan;
•Registration Statement No. 333-265046 on Form S-8 dated May 18, 2022, pertaining to the registration of 4,715,000 additional shares under The Andersons, Inc. Amended and Restated 2019 Long-Term Incentive Compensation Plan;
•Registration Statement No. 333-233862 on Form S-8 dated September 20, 2019, pertaining to the registration of 2,530,000 shares under The Andersons, Inc. 2019 Long-Term Incentive Compensation Plan and the 2004 Employee Share Purchase Plan restated and amended in January 2019;
•Registration Statement No. 333-228957 on Form S-8 dated December 21, 2018, pertaining to the registration of 650,000 shares under The Andersons, Inc. Lansing Acquisition 2018 Inducement and Retention Plan; and
•Registration Statement No. 333-202442 on Form S-8 dated March 2, 2015, pertaining to the registration of 1,750,000 shares under The Andersons, Inc. 2014 Long-Term Incentive Compensation Plan

of our reports dated February 21, 2024, relating to the financial statements of The Andersons, Inc. and the effectiveness of The Andersons, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of The Andersons, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
February 21, 2024